Exhibit 99.1

COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2010 CORPORATE
UPDATE
•	Three and Six-Month Total Consolidated Revenues Approximately $12.3 Million and $23.4 Million, Respectively

•	Three and Six-Month Product Revenues Approximately $9.3 Million and $16.4 Million, Respectively
•	30% Increase Sequentially Over First Quarter
•	Continue to Anticipate FUSILEV, Belinostat and Apaziquone FDA Filings In 2010, 2011 and 2012, Respectively

•	Approximately $94.5 Million in Cash, Cash Equivalents and Investments as of June 30, 2010
IRVINE, California — August 9, 2010 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology, today reported financial results for the three and six-months ended June 30, 2010.
“We are pleased with the progress we have made on many fronts,” said Rajesh C. Shrotriya, M.D., Chairman of the Board of Directors, Chief Executive Officer, and President of Spectrum Pharmaceuticals, Inc. “We recently took several important strategic steps that we expect will help Spectrum continue its growth trajectory. We have further augmented the depth, breadth, and experience of our commercial and drug development operations. Among others, we added two seasoned professionals — Jim Shields as our Chief Commercial Officer and George Tidmarsh, MD, PhD, as our Chief Scientific Officer — to help us maximize the potential of our two marketed cancer drugs as well as our broad and diversified pipeline.”
Second Quarter Results1 Ended June 30, 2010
Consolidated revenue of $12.3 million was comprised of product sales of $9.3 million ($6.9 million from ZEVALIN, $2.4 million from FUSILEV) and $3.1 million attributable to the amortization of the previously received apaziquone licensing fees. This compares to $8.1 million in consolidated revenue in the second quarter of 2009, which was comprised of $6.0 million from product sales ($3.3 million from ZEVALIN, $2.7 million from FUSILEV) and $2.1 million from amortization of the previously received apaziquone licensing fees. The second quarter 2010 product revenues of $9.3 million were 30% higher compared to the first quarter 2010 product revenues of $7.1 million. The Company recorded a lower net loss of $9.7 million, or ($0.20) per basic and diluted share, compared to a net loss of $29.8 million, or ($0.87) per basic and diluted share, in the second quarter of 2009. Total research and development expenses were $6.3 million, as compared to $6.4 million in the same period of 2009. Selling, general and administrative expenses were $13.8 million compared to $9.2 million in the same period in 2009, an increase primarily due to sales and marketing expenses for ZEVALIN and FUSILEV.

[1]	All numbers are approximates
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.sppirx.com • NASDAQ: SPPI

Six-Month Period Ended June 30, 2010
Consolidated revenue of $23.4 million was comprised of product sales of $16.4 million ($13.4 million from ZEVALIN, $3.0 million from FUSILEV) and $7.0 million attributable to the amortization of the previously received apaziquone licensing fees and deferred ozarelix fees. This compares to $22.3 million in consolidated revenue in the same six-month period of 2009, which was comprised of $18.1 million from product sales ($5.9 million from ZEVALIN, $12.2 million from FUSILEV) and $4.2 million from amortization of the apaziquone licensing fees. The Company recorded a net loss of $48.7 million (which included a one-time licensing fee of $30 million paid for belinostat), or ($1.00) per basic and diluted share, compared to a net loss of $29.7 million, or ($0.90) per basic and diluted share, in the same six-month period of 2009. Research and development expenses were $42.8 million, as compared to $12.0 million in the same period of 2009, an increase primarily related to the $30 million one-time, upfront license fee for belinostat. Selling, general and administrative expenses were $24.7 million compared to $15.5 million in the same period in 2009, an increase primarily due to sales and marketing expenses for ZEVALIN and FUSILEV.
During the six-month period ended June 30, 2010, net cash used in operations was approximately $29.4 million. This included $17.5 million received in the first quarter for apaziquone out-licensing and milestone fees, and a one-time, upfront license fee of $30 million paid, also in the first quarter, for belinostat.
Cash, cash equivalents, and investments in marketable securities, including long-term bank certificates of deposits, totaled $94.5 million as of June 30, 2010. There are currently approximately 50 million shares of common stock issued and outstanding.
Upcoming Company Goals and Milestones
ZEVALIN
•	Continue to grow the brand;

•	Submit to the FDA data supporting removal of the BioScan requirement; and,

•	Continue to address uniformity and transparency for reimbursement in the community setting.
FUSILEV
•	Submit to the FDA requested data for colorectal cancer sNDA by year end.
Apaziquone
•	Top-line data from the registrational Phase 3 bladder cancer trials is expected in 2012.
Belinostat
•	Peripheral T-Cell Lymphoma — Anticipate NDA filing in 2011.

•	Carcinoma of Unknown Primary — TopoTarget on track to complete enrollment by year-end in the ongoing Phase 2 trial.
Conference Call
Tuesday, August 10, 2010 @ 1:00 p.m. Eastern/10:00 a.m. Pacific

Domestic:	877-837-3910
International:	973-796-5077
Webcast and replays: www.sppirx.com
Audio replays will be available through August 24, 2010

Domestic:	800-642-1687, passcode 84506700
International:	706-645-9291, passcode 84506700
About ZEVALIN® and the ZEVALIN Therapeutic Regimen
ZEVALIN (ibritumomab tiuxetan) is indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma (NHL), who achieve a partial or complete response to first-line chemotherapy. ZEVALIN is also indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 · www.sppirx.com • NASDAQ: SPPI

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of three components: rituximab, Indium-111 (In-111) radiolabeled ZEVALIN for imaging, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. The ZEVALIN therapeutic regimen is a form of cancer therapy called radioimmunotherapy. Radioimmunotherapy (RIT) is an innovative form of cancer treatment with a mechanism of action that is different from traditional chemotherapy. RIT builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.
Full prescribing information can be found at www.ZEVALIN.com.
About FUSILEV® (levoleucovorin) for Injection
FUSILEV, a novel folate analog, is available in vials for injection as freeze-dried powder. FUSILEV rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV (levoleucovorin or (6S)-leucovorin) is the only commercially available formulation containing only the pharmacologically active isomer of leucovorin.
Full prescribing information can be found at www.FUSILEV.com.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. The Company markets two oncology drugs, FUSILEV and ZEVALIN and has two drugs, apaziquone and belinostat, in late stage development along with a diversified pipeline of novel drug candidates. The Company has assembled an integrated in-house scientific team, including clinical development, medical research, regulatory affairs, biostatistics and data management, formulation development, and has established a commercial infrastructure for the marketing of its drug products. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees, around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 · www.sppirx.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:	$12,343	$8,141	$23,432	$22,304

Operating costs and expenses:
Cost of product sales (excludes amortization of purchased intangibles assets)	3,592	1,439	6,837	3,273
Selling, general and administrative	13,802	9,192	24,664	15,543
Research and development	6,285	6,391	42,829	12,045
Amortization of purchased intangibles	930	950	1,860	1,900

Total operating expenses	24,609	17,972	76,190	32,761

Loss from operations	(12,266)	(9,831)	(52,758)	(10,457)
Change in fair value of common stock warrant liability	2,826	(20,113)	4,401	(20,622)
Other (loss) income, net	(236)	125	(333)	229

Net loss before income taxes	(9,676)	(29,819)	(48,690)	(30,850)
Net loss attributable to non-controlling interest	—	—	—	1,146

Net loss attributable to Spectrum Pharmaceuticals, Inc. stockholders	$(9,676)	$(29,819)	$(48,690)	$(29,704)

Net loss per share
Basic and diluted	$(0.20)	$(0.87)	$(1.00)	$(0.90)

Weighted average common shares outstanding
Basic and diluted	49,020,236	34,137,640	48,844,918	33,051,118

Summary Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	(Unaudited)

Cash, cash equivalents and marketable securities	$82,690	$113,341
Accounts Receivable, net	8,545	8,658
Inventories, net	3,122	3,230
Other current assets	855	1,028

Total current assets	95,212	126,257
Bank certificates of deposit & treasuries	11,823	11,438
Intangible Assets, net	31,465	33,325
Property and equipment, net and other assets	3,650	2,113

Total assets	$142,150	$173,133

Current liabilities	$44,705	$39,499
Deferred revenue, other credits and liabilities	32,635	25,310
Stockholders’ equity	64,810	108,324

Total liabilities and stockholders’ equity	$142,150	$173,133

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 · www.sppirx.com • NASDAQ: SPPI